UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SUPERVALU INC.
(Name of Registrant as Specified In Its Charter)

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Supplement to Definitive Proxy Statement for Annual Meeting of Stockholders
To Be Held Wednesday, July 22, 2015

        This proxy statement supplement (the "Proxy Supplement") updates and amends our definitive proxy statement (the "Proxy Statement") filed with the Securities and Exchange Commission on June 9, 2015 regarding the 2015 Annual Meeting of Stockholders of SUPERVALU INC. to be held on July 22, 2015 at 9:30 a.m., Central Time, at the Company's headquarters, 11840 Valley View Road, Eden Prairie, MN 55344 and on the Internet at www.proxyvote.com or www.virtualshareholdermeeting.com/svu15 (the "Annual Meeting").

        Except as updated or supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

        The purpose of this Proxy Supplement is to update the Proxy Statement to inform you that Mr. Mathew M. Pendo, one of the members of our Board of Directors who is standing for reelection, has changed his principal employment. Mr. Pendo previously served as a Managing Director at Sandler O'Neill Partners. On June 12, 2015, Mr. Pendo resigned his employment at Sandler O'Neill Partners and, effective June 15, 2015, he joined Oaktree Capital, an investment firm that specializes in less efficient markets and alternative investments ("Oaktree"), as Managing Director. In connection with Mr. Pendo's change in employment, Mr. Pendo also resigned from the board of directors of Ally Financial Inc. effective June 12, 2015.

        Pursuant to our Corporate Governance Principles, Mr. Pendo tendered his resignation to the Board. Upon recommendation of the Corporate Governance and Nominating Committee, the Board concluded, after considering factors relevant to Mr. Pendo's continued service on the Board, not to accept Mr. Pendo's resignation.

        The Board also concluded that Mr. Pendo continues to qualify as an "independent director". This determination was made after considering that Oaktree is one of the investment managers for our pension plan. Oaktree manages approximately $110 million of the pension plan assets, or roughly five percent (5%) of the pension plan's assets, and receives approximately $600,000 annually in fees directly from the pension plan. The approximately $110 million of assets being managed by Oaktree is less than one percent of Oaktree's assets under management, and the fees constitute less than one percent of Oaktree's gross revenues in each of their last three fiscal years. Additionally, our pension plan now uses a third party that selects and negotiates with these investment managers. Accordingly, the Board considered that the relationship is not material to our company or Oaktree and, therefore, does not impair Mr. Pendo's independence.

        If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Karla C. Robertson Executive Vice President, General Counsel and Corporate Secretary

June 15, 2015